Exhibit 5.1

140 Scott Drive
Menlo Park, California 94025
Tel: (650) 328-4600 Fax: (650) 463-2600
www.lw.com

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February 12, 2007

Conceptus, Inc.

331 East Evelyn Avenue

Mountain View, California 94041

Re:	Conceptus, Inc.

Ladies and Gentlemen:

We have acted as special counsel to Conceptus, Inc., a Delaware corporation (the “Company”), in connection with the proposed issuance of up to $86,250,000 aggregate principal amount of the Company’s 2.25% Convertible Senior Notes due 2027 (the “Notes”), convertible into common stock, par value $0.003 per share (the “Common Stock”), under the Indenture dated as of February 12, 2007 (the “Base Indenture”), as supplemented by Supplemental Indenture No. 1, dated as of February 12, 2007 (together with the Base Indenture, the “Indenture”), between the Company and Wells Fargo Bank, National Association, as trustee (the “Trustee”), and pursuant to a registration statement on Form S-3 under the Securities Act of 1933, as amended (the “Act”), filed with the Securities and Exchange Commission (the “Commission”) on December 17, 2007 (File No. 333-139455), as amended (the “Registration Statement”), and an underwriting agreement dated February 6, 2007 (the “Underwriting Agreement”) between the Company and UBS Securities LLC, as the underwriter (the “Underwriter”).  This opinion is being furnished in connection with the requirements of Item 601(b)(5) of Regulation S-K under the Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or related prospectus, other than as to expressly stated herein with respect to the issue of the Notes and Common Stock.

As such counsel, we have examined such matters of fact and questions of law as we have considered appropriate for purposes of this letter.  With your consent, we have relied upon certificates and other assurances of officers of the Company and others as to factual matters without having independently verified such factual matters.

We are opining herein as to the internal laws of the State of New York and the General Corporation Law of the State of Delaware, and we express no opinion with respect to the applicability thereto, or the effect thereon, of the laws of any other jurisdiction or, in the case of Delaware, any other laws or as to any matters of municipal law or the laws of any local agencies within any state.

Subject to the foregoing and the other matters set forth herein, it is our opinion that, as of the date hereof:

1.             When the Notes have been duly executed, issued and authenticated in accordance with the terms of the Indenture and delivered against payment therefor in the circumstances contemplated by the Underwriting Agreement, the Notes will have been duly authorized by all necessary corporate action of the Company and will be legally valid and binding obligations of the Company, enforceable against the Company in accordance with their terms.

2.             When certificates (in the form of the specimen certificate) representing the Common Stock initially reserved for issuance upon conversion of the Notes have been manually signed by an authorized officer of the transfer agent and registrar therefor, and have been delivered in accordance with the terms of the authorization thereof and the Indenture upon conversion of the Notes in a principal amount not less than the par value of the Common Stock to be issued, such Common Stock will have been duly authorized by all necessary corporate action of the Company, will be validly issued, fully paid, and nonassessable.

The opinion rendered in paragraph 1 relating to the enforceability of the Notes is subject to the following exceptions, limitations and qualifications: (a) the effect of bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium or other similar laws relating to or affecting the rights and remedies of creditors; (b) the effect of general principles of equity, whether considered in a proceeding in equity or at law (including the possible unavailability of specific performance or injunctive relief), concepts of materiality, reasonableness, good faith and fair dealing, and the discretion of the court before which proceeding therefor is brought; (c) the invalidity  under certain circumstances under law or court decisions of provisions providing for the indemnification of or contribution to a party with respect to a liability where such indemnification or contribution is contrary to public policy; (d) we express no opinion as to (i) any provision for liquidated damages, default interest, late charges, monetary penalties, make-whole premiums or other economic remedies to the extent such provisions are deemed to constitute a penalty, (ii) consents to, or restrictions upon, governing law, jurisdiction, venue, arbitration, remedies, or judicial relief,  (iii) the waiver of rights or defenses contained in Section 4.4 of the Base Indenture; (iv) any provision requiring the payment of attorneys’ fees, where such payment is contrary to law or public policy; (v) advance waivers of claims, defenses, rights granted by law, or notice, opportunity for hearing, evidentiary requirements, statutes of limitation, trial by jury or at law, or other procedural rights; (vi) waivers of broadly or vaguely stated rights; (viii) provisions for exclusivity, election or cumulation of rights or remedies; (ix) provisions authorizing or validating conclusive or discretionary determinations; (x) proxies, powers and trusts; and (xi) the severability, if invalid, of provisions to the foregoing effect.

With your consent, we have assumed (a) that the Indenture and the Notes (collectively, the “Documents”) have been duly authorized, executed and delivered by the parties thereto other than the Company, (b) that the Documents constitute legally valid and binding obligations of the parties thereto other than the Company, enforceable against each of them in accordance with their respective terms, and (c) that the status of the Documents as legally valid and binding obligations of the parties is not affected by any (i) breaches of, or defaults under, agreements or instruments, (ii) violations of statutes, rules, regulations or court or governmental orders, or (iii) failures to obtain required consents, approvals or authorizations from, or make required registrations, declarations or filings with, governmental authorities.

This opinion is for your benefit in connection with the Registration Statement and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of the Act.  We consent to your filing this opinion as an exhibit to the Company’s Form 8-K dated February 12, 2007, and to the reference to our firm contained in the Prospectus under the heading “Legal Matters.”  In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Latham & Watkins LLP